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EXHIBIT 23.1


                         INDEPENDENT AUDITOR'S CONSENT



The Board of Directors
CMS, Inc. and Subsidiaries
 and
Defense Research Incorporated:


We consent to the incorporation by reference in the registration statements (No. 333-33051, No. 333-18297, and No. 333-57857) on Form S-8 of Primex Technologies,
Inc. of our report dated January 30, 1998, except as to Note 2, which is as of July 6, 1998, with respect to the combined balance sheets of CMS, Inc. and Subsidiaries and Defense Research Incorporated as of December 31, 1997 and 1996, and the related combined statements of operations, stockholder's equity, and cash flows for each of the years in the two-year period ended December 31, 1997, which report appears in the Form 8-K/A of Primex Technologies, Inc. dated January 20, 1999.



                                         KPMG LLP



Tampa, Florida
January 20, 1999